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EXHIBIT 10.1

AGREEMENT

        THIS AGREEMENT (this "Agreement"), dated as of February 5, 2004 (the "Effective Date"), is entered into by and between InterActiveCorp ("IAC") and Victor Kaufman (the "Executive").

WITNESSETH:

        WHEREAS, the Executive has invaluable knowledge and expertise regarding the operations of IAC and its subsidiaries and affiliates (the "IAC Group");

        WHEREAS, due to the Executive's knowledge and expertise, IAC wishes to have the cooperation of, and access to, the Executive; and

        WHEREAS, IAC and the Executive have mutually agreed that the Executive shall serve IAC on the terms and subject to the conditions hereinafter specified.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IAC and the Executive hereby agree as follows:

        1.    Term.    The Executive shall render the services described herein to IAC, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon the third anniversary thereof (the "Term") and, thereafter, during the Extended Term (as defined below).

        2.    Duties.    During the Term, the Executive's duties shall consist of high-level activities consistent with past practice primarily involving major transactions and oversight of IAC Group Legal, Financial and Mergers & Acquisitions, participation in Office of the Chairman meetings (in person or otherwise) and providing advice to the Chairman and Chief Executive Officer. Executive shall continue to serve as Vice-Chairman of IAC during the Term. During the Term, the Executive shall devote at least 80% of his business time and attention to his duties to the IAC Group and the venture described below (the "Venture"), provided, that the Executive agrees that the Executive's duties to the IAC Group shall be the Executive's first priority among his business activities. The remainder of the Executive's business time shall be devoted to other personal activities and interests that are not competitive with the IAC Group. During the Term, the Executive's services shall be performed in person at IAC's offices only as necessary or preferable (it being understood that the Executive shall be permitted to spend at least 50% of his time during the Term in the Los Angeles metropolitan area). For the three-year period following expiration of the Term (the "Extended Term"), the Executive shall provide senior—level services (consistent with the services performed by the Executive during the Term) to IAC on a part-time basis for up to 10 hours per week. During the Extended Term, the Executive shall not engage in activities that are competitive with the IAC Group.

        3.    The Venture.    The business of the Venture shall be movie financing or some other start-up business venture agreed to by the Executive and IAC. It shall be controlled by the Executive with IAC making an initial start-up investment in an amount to be mutually agreed upon by the parties. IAC shall have the right to make additional matching investments in the Venture (in lieu of a third party) and shall have the right to purchase 100% of the Venture following the fifth anniversary of the commencement of the Venture by means of a put/call right on such terms and conditions as shall be mutually agreed upon by the parties.

        4.    Base Salary and Annual Bonus.    During the Term and the Extended Term, Executive shall be eligible to receive annual base salary, annual bonuses, equity awards and other employee benefits to be reasonably determined by the Compensation Committee of the IAC Board of Directors following consultation with the Chairman.

        5.    Equity Compensation.    In consideration for agreeing to provide the services during the Term, each of the Executive's options to purchase shares of IAC's common stock ("IAC Options") and other equity awards based on IAC's common stock that are unvested as of the Effective Date or that are granted following the Effective Date shall continue to vest during the Term and the Extended Term. Vested IAC Options (whether vested at the Effective Date or thereafter) shall remain exercisable through the Extended Term or, if earlier, the scheduled expiration date of the IAC Option, provided that, (a) in the event that the Executive resigns prior to the expiration of the Extended Term due to a material breach of this Agreement by IAC (or any successor to IAC), that is not cured by IAC (or its successor) promptly after notice from the Executive ("good reason") or is terminated by IAC without cause prior to the expiration of the Extended Term, vested IAC Options shall remain exercisable through the date that is 24 months following such resignation for good reason or termination without cause, plus an additional 15 days for each month that has been served by the Executive following the commencement of the Term (up to a maximum of 3 years), or (b) in the event that the Executive resigns prior to the expiration of the Extended Term (other than as a result of good reason), vested IAC Options shall remain exercisable through the date that is one year following the date of such resignation (or through a later date at the discretion of IAC) or, if earlier, the scheduled expiration date of the IAC Option. The Executive's award agreements evidencing the grant of any of the awards described in this Section are hereby amended to the extent necessary to effectuate the provisions of this Section. In all other respects, the awards described in this Section shall continue to be governed in accordance with their terms. For purposes of this Agreement, "cause" shall have the meaning set forth in the applicable IAC stock and incentive plan pursuant to which the IAC Options were granted.

        6.    Miscellaneous.    (a)     Successors and Assigns.    This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, IAC and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Executive shall not, without the written consent of IAC, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

        (b)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state's laws and principles regarding the conflict of laws.

        (c)    Amendment.    No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Executive and IAC.

        (d)    Notice.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to IAC:	InterActiveCorp 152 West 57th Street New York, NY 10019 Attention: General Counsel
With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York, 10019 Attention: Michael S. Katzke, Esq.
If to Executive:	At the most recent address on record for Executive at the Company.

Either party may change such party's address for notices by notice duly given pursuant hereto.

        (e)    Headings.    The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (f)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g)    Entire Agreement.    This Agreement together with the Option Agreements dated December 20, 1999, December 18, 2000, April 25, 2001 andDecember 16, 2001 and the Restricted Stock Unit Award dated February 12, 2003, each as amended hereby, set forth the entire agreement of the parties hereto in respect to the subject matter contained herein and supercedes any prior agreements, promises, covenants, arrangements, and communications.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

InterActiveCorp By:
By:	/s/ AUTHORIZED REPRESENTATIVE

/s/ VICTOR KAUFMAN Victor Kaufman

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  EXHIBIT 10.1
AGREEMENT